AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Berman Center, Inc.
Chicago, Illinois

We consent to the reference to our firm under the caption “Experts” in this Amendment #3 to the Registration Statement on Form SB-2 and related Prospectus of Berman Center, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) for the registration of 22,617,007 shares of the Company’s common stock. We also consent to the use of our report dated June 10, 2005 (the “Report”), with respect to the financial statements of the Company included this Amendment #3 to the Registration Statement on Form SB-2 and related Prospectus for the years ended March 31, 2005 and 2004.

Very truly yours,

/s/ AJ. Robbins PC
AJ. Robbins PC
Certified Public Accountants

Denver, Colorado
April 10, 2006